EXHIBIT 99.1

Contact

Investor Relations John Q. Calhoun, M.D., MBA Director, Corporate Communications & Investor Relations (206) 442-6744	Media Relations Susan W. Specht, MBA Corporate Communications Manager (206) 442-6592

FOR IMMEDIATE RELEASE

David H. MacCallum Appointed to ZymoGenetics Board of Directors

Dr. Bruce L.A. Carter Named Chairman of the Board

Seattle, April 4, 2004 – ZymoGenetics, Inc. (NASDAQ: ZGEN) announced that David H. MacCallum has been appointed to the Board of Directors effective today. In addition, George Rathmann, Ph.D., stepped down as Chairman but will remain a member of the company’s Board of Directors. Bruce L.A. Carter, Ph.D., President and Chief Executive Officer of ZymoGenetics, was appointed Chairman of the Board.

“We look forward to a productive relationship with Mr. MacCallum,” said Dr. Bruce L.A. Carter. “His insights into the biotechnology industry will be an asset in charting the future course of our business.”

David MacCallum said, “I’m pleased to be joining the Board of ZymoGenetics, a company that stands out because of its promising product pipeline, strong partnerships with Serono and Novo Nordisk, and solid financial position. I look forward to my involvement with the company as it continues to make important advancements toward the development and commercialization of new treatments for serious illnesses.”

Mr. MacCallum is currently Managing Director of Outer Islands Capital, a hedge fund specializing in health care investments. He served as Global Head of Health Care investment banking for Salomon Smith Barney and formed the Life Sciences group at UBS Securities, where he was Managing Director and Global Head of Life Sciences. Prior to that, Mr. MacCallum built the health care practice at Hambrecht & Quist, an investment banking firm, where he was Head of Health Care and Co-Head of Investment Banking. Mr. MacCallum received an A. B. degree from Brown University and an M.B.A. degree from New York University. He holds the Chartered Financial Analyst designation.

About ZymoGenetics

ZymoGenetics is a biopharmaceutical company focused on the discovery, development and commercialization of therapeutic proteins for the prevention or treatment of human diseases. The Company is developing a diverse pipeline of potential proprietary product candidates that are moving into and through clinical development. These span a wide array of clinical opportunities that include bleeding, autoimmune diseases and cancer. ZymoGenetics intends to commercialize these product candidates through internal development, collaborations with partners and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics’ actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven discovery strategy, preclinical and clinical development, regulatory oversight, intellectual property claims and litigation and other risks detailed in ZymoGenetics’ public filings with the Securities and Exchange Commission, including ZymoGenetics’ Annual Report on Form 10-K for the year ended December 31, 2004. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.